Exhibit 99.1

Ares Capital Corporation Announces $100 million

Stock Repurchase Program

NEW YORK — September 28, 2015 — Ares Capital Corporation (NASDAQ: ARCC) announced today that its Board of Directors has approved a stock repurchase program.  Pursuant to the program, Ares Capital is authorized to repurchase up to $100 million in the aggregate of its outstanding common stock in the open market at certain thresholds below its net asset value per share, in accordance with the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended.  The timing, manner, price and amount of any share repurchases will be determined by Ares Capital, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors.

Ares Capital expects that the program will be in effect until September 30, 2016, or until the approved dollar amount has been used to repurchase shares. The program does not require Ares Capital to repurchase any specific number of shares and Ares Capital cannot assure you that any shares will be repurchased under the program.  The program may be suspended, extended, modified or discontinued at any time.

About Ares Capital Corporation

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and as of June 30, 2015, was the largest BDC by total assets and market capitalization. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (“Ares Management”) (NYSE:ARES). Ares Management is a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein.

Contact:

Ares Capital Corporation
Carl Drake

(888) 818-5298, cdrake@aresmgmt.com

Jana Markowicz

(888) 818-5298, markowicz@aresmgmt.com